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                      September 23, 2022

       Steven Tholen
       Chief Financial Officer
       HighPeak Energy, Inc.
       421 W. 3rd St., Suite 1000
       Fort Worth, TX 76102

                                                        Re: HighPeak Energy,
Inc.
                                                            Form 10-K for the
Fiscal Year ended December 31, 2021
                                                            Filed March 7, 2022
                                                            File No. 001-39464

       Dear Mr. Tholen:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Energy & Transportation